Exhibit 99.1

Praxair Increases U.S. Prices for Hydrogen and Carbon Dioxide

    DANBURY, Conn.--(BUSINESS WIRE)--Feb. 25, 2005--Praxair, Inc. (NYSE: PX) is announcing to its customers in the United States price increases for hydrogen and carbon dioxide which will be effective immediately except as otherwise provided under specific contract terms.
    The price increases are approximately 15 percent for hydrogen and 5 percent for carbon dioxide and will vary, depending on local supply conditions, contract terms and regional variations in production and distribution costs.
    The price increases are due in part to increasingly volatile costs of electric power, natural gas, feedstock, distribution and other raw materials.
    In addition, Praxair will continue to modify contract terms as appropriate to further ensure its ability to recover costs as market conditions may require.
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    CONTACT: Praxair, Inc.
             Media:
             Hope Dipierro, 203/837-2573
             hope_dipierro@praxair.com
             or
             Investors:
             Elizabeth Hirsch, 203/837-2354
             liz_hirsch@praxair.com